Exhibit 99.1

Instructure Reports First Quarter 2019 Financial Results

Q1 2019 Revenue of $58.1 Million, Up 21% Year-Over-Year

On Track to Reach Approximately Neutral Free Cash Flow for the Full Year

SALT LAKE CITY (April 29, 2019) – Instructure, Inc. (NYSE: INST) today announced its financial results for the first quarter ended March 31, 2019.

“Our first quarter results demonstrate the progress we’re making in expanding our impact in education, growing into the employee development market, and supporting the convergence of the academic and professional worlds,” said Dan Goldsmith, CEO of Instructure. “We’re excited by our prospects for 2019 and beyond and we remain focused on executing on our strategy, which we expect will sustain our revenue growth, help us achieve profitability, and generate shareholder value.”

First Quarter Financial Summary
(in thousands, except per share data)
	Three Months Ended March 31,
	2019	2018
	(unaudited)	(unaudited)
Revenue	$58,076	$47,991
Gross Margin
GAAP	68.7%	70.9%
Non-GAAP(1)	71.4%	72.5%
Operating Loss
GAAP	(19,459)	(12,133)
Non-GAAP(1)	(4,404)	(7,086)
Operating Margin
GAAP	-33.5%	-25.3%
Non-GAAP(1)	-7.6%	-14.8%
Net loss
GAAP	(16,142)	(11,868)
Non-GAAP(1)	(4,079)	(6,943)
EPS
GAAP	$(0.45)	$(0.37)
Non-GAAP(1)	$(0.11)	$(0.21)

(1)  Non-GAAP financial measures exclude stock-based compensation, reversal of estimated accruals related to payroll taxes on secondary stock purchase transactions, amortization of acquisition related intangibles, the change in fair value of mark-to-market liabilities, the change in fair value of the contingent liability and the deferred income tax benefit.

Business Outlook

Instructure issued financial guidance for the second quarter and full year 2019. The financial guidance discussed below is on a non-GAAP basis, except for revenue, and excludes stock-based compensation expense, reversal of payroll tax expense on secondary stock purchase transactions, amortization of acquisition related intangibles, the change in fair value of mark-to-market liabilities, the change in fair value of the contingent liability and the deferred income tax benefit (see tables below that reconcile these non-GAAP financial measures to the related GAAP measures).

For the second quarter ending June 30, 2019, Instructure expects revenue of approximately $61.8 million to $62.4 million, a non-GAAP net loss of ($9.2) million to ($8.6) million, and non-GAAP net loss per common share of ($0.25) to ($0.23).

For the full year ending December 31, 2019, Instructure expects revenue of approximately $257 million to $260 million, as compared to previously stated guidance of $256 million to $260 million, non-GAAP net loss of ($25) million to ($21.5) million, as compared to previously stated guidance of ($23.5) million to ($21.5) million, and non-GAAP net loss per common share of ($0.68) to ($0.58), as compared to previously stated guidance of ($0.65) to ($0.59).

Instructure remains on track to reach approximately neutral free cash flow for the full year ending December 31, 2019.

The prepared remarks that Instructure’s CEO and CFO will make during today’s conference call follow the financial tables below.

Conference Call Details

Instructure will discuss its first quarter 2019 results today, April 29, 2019, via teleconference at 3:00 p.m. Mountain Time / 5:00 p.m. Eastern Time. The call may be accessed at (877) 201-0168 or (647) 788-4901, passcode 6476388.

The live webcast of the call can be accessed at the Instructure Investor Relations website at ir.instructure.com. A replay of the call will be available at the same web address approximately two hours following the conclusion of the live event. You may register for the live webcast at http://bit.ly/INST_Q12019EarningsCall.

Non-GAAP Financial Measures

In this press release and related conference call, Instructure’s non-GAAP gross margin, non-GAAP operating expenses, non-GAAP operating loss, non-GAAP operating margin, non-GAAP net loss, non-GAAP net loss per share, non-GAAP free cash flow and 12-month billings are not presented in accordance with GAAP and are not intended to be used in lieu of GAAP presentations of results of operations.

Management presents these non-GAAP financial measures because it considers them to be important supplemental measures of performance. Management uses the non-GAAP financial measures for planning purposes, including analysis of the company's performance against prior periods, the preparation of operating budgets and to determine appropriate levels of operating and capital investments. Management also believes that the non-GAAP financial measures provide additional insight for analysts and investors in evaluating the company's financial and operational performance. However, these non-GAAP financial measures have limitations as an analytical tool and are not intended to be an alternative to financial measures prepared in accordance with GAAP. We intend to provide these non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of these non-GAAP financial measures will provide consistency in our financial reporting. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures. A reconciliation of our non-GAAP financial measures to their most directly comparable GAAP measures has been provided in the financial tables included below in this press release. Our definitions may differ from the definitions used by other companies and therefore comparability may be limited. In addition, other companies may not publish these or similar metrics.

Non-GAAP measures exclude stock-based compensation, payroll taxes related to secondary stock purchase transactions or the reversal of such expense due to the retirement of the liability, amortization of acquisition related intangibles, the change in fair value of mark-to-market liabilities, the change in fair value of the contingent liability and the deferred income tax benefit. We believe investors may want to exclude the effects of these items in order to compare our financial performance between time periods:

●

Stock-based compensation - Although stock-based compensation is an important aspect of the compensation of our employees and executives, management believes it is useful to exclude stock-based compensation in order to better understand the long-term performance of our core business. Unlike cash compensation, the value of equity awards is determined using a complex formula that incorporates factors, such as market volatility and forfeiture rates that are beyond our control.

●

Reversal of estimated accruals related to payroll taxes on secondary stock purchase transactions – Prior to our IPO, operating expenses included employer payroll tax-related items on employee sales of securities to investors. The amount of employer payroll tax-related items on these transactions was dependent on the fair market value of our stock. Beginning in the second quarter of 2016, operating expenses included the reversal of such payroll tax expense due to the reduction of the estimated liability, which will continue to occur in the second quarter of each year.

●

Amortization of acquisition related intangibles - Expense for the amortization of acquisition related intangibles is a non-cash item, and we believe that the exclusion of this expense provides for a useful comparison of our operating results to prior periods.

●

Change in fair value of mark-to-market liabilities - Under GAAP, we are required to record mark-to-market adjustments for the change in fair value of the liability for warrants issued in connection with term debt and our credit facility. This expense or gain is excluded from management's assessment of our operating performance because management believes that these non-cash items are not indicative of ongoing operating performance.

●

Change in fair value of the contingent liability - Under GAAP, we are required to record mark-to-market adjustments for the change in the fair value of the liability for contingent consideration related to an acquisition. The expense or gain recognized is excluded from management’s assessment of our operating performance because management believes that these non-cash items are not indicative of ongoing operating performance.

●

Deferred income tax benefit - The deferred income tax benefit is a non-cash item created by the difference in the carrying amount and tax basis of the assets and liabilities acquired. This taxable temporary difference resulted in the recognition of a $3.0 million deferred tax liability which was recorded as an adjustment to goodwill on the consolidated balance sheets as of March 31, 2019. The creation of the deferred tax liability represents a source of future taxable income which supports the realization of a portion of the income tax benefit associated with historical net operating losses. The deferred income tax benefit is a non-cash item that is unique to the business combination, and we believe the exclusion of this deferred tax benefit provides for a useful comparison of our operating results to prior periods and our peer companies.

Forward-Looking Statements

This press release contains, and statements made during the above referenced conference call will contain, “forward-looking” statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding the company’s financial guidance for the second quarter of 2019 and for the full year ending December 31, 2019, the company’s growth, customer demand and application adoption, the company's research and development efforts and future application releases, and the company’s expectations regarding future revenue, expenses, cash flows and net income or loss. These statements are not guarantees of future performance, but are based on management’s expectations as of the date of this press release and assumptions that are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements. Important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements include the following: risks associated with anticipated growth in Instructure’s addressable market; competitive factors, including changes in the competitive environment, pricing changes, sales cycle time and increased competition; Instructure’s ability to build and expand its sales efforts; general economic and industry conditions; new application introductions and Instructure’s ability to develop and deliver innovative applications and features; Instructure's ability to provide high-quality service and support offerings; risks associated with international operations; and macroeconomic conditions. These and other important risk factors are described more fully in the Annual Report for the year ended December 31, 2018, which was filed with the Securities and Exchange Commission (the “SEC”) on February 20, 2019, and other documents filed with the SEC and could cause actual results to vary from expectations. All information provided in this press release and in the conference call is as of the date hereof and Instructure undertakes no duty to update this information except as required by law.

About Instructure

Instructure, Inc. is the leading software-as-a-service (SaaS) technology company that helps people grow from their first day of school to their last day of work. Its software solutions include Canvas, the learning management platform that simplifies teaching and elevates learning, and Bridge, the employee development and engagement solution for people-focused companies. To date, Instructure has connected millions of educators and learners at more than 4,000 educational institutions and corporations throughout the world. Learn more about Canvas for higher ed and K–12 and Bridge for companies at www.Instructure.com.

Contacts:

Keaton Godfrey

Director, Investor Relations
Instructure
(866) 574-3127
kgodfrey@instructure.com

Cory Edwards

Vice President, Corporate Communications
Instructure
(801) 386-1960

cory@instructure.com

Source: Instructure

INSTRUCTURE, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)
	March 31, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$49,339	$94,320
Short-term marketable securities	41,824	58,630
Accounts receivable—net of allowances of $824 and $1,092 at March 31, 2019 and December 31, 2018, respectively	26,694	35,514
Prepaid expenses	28,568	13,918
Deferred commissions	8,710	8,226
Other current assets	1,667	2,019
Total current assets	156,802	212,627
Property and equipment, net	28,276	27,388
Right-of-use assets	38,085	—
Goodwill	38,532	12,354
Intangible assets, net	26,340	6,262
Noncurrent prepaid expenses	6,053	3,516
Deferred commissions, net of current portion	11,458	11,404
Other assets	552	446
Total assets	$306,098	$273,997
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$6,050	$3,581
Accrued liabilities	11,526	9,809
Deferred rent	—	1,329
Lease liabilities	5,552	—
Deferred revenue	89,635	117,298
Total current liabilities	112,763	132,017
Deferred revenue, net of current portion	2,807	3,372
Lease liabilities, net of current portion	43,923	—
Deferred rent, net of current portion	—	10,150
Other long-term liabilities	806	20
Total liabilities	160,299	145,559
Commitments and contingencies
Stockholders’ equity:
Common stock	3	3
Additional paid-in capital	429,349	395,865
Accumulated other comprehensive loss	11	(8)
Accumulated deficit	(283,564)	(267,422)
Total stockholders’ equity	145,799	128,438
Total liabilities and stockholders’ equity	$306,098	$273,997

INSTRUCTURE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
	Three Months Ended March 31,
	2019	2018
	(unaudited)	(unaudited)
Revenue:
Subscription and support	$53,201	$43,200
Professional services and other	4,875	4,791
Total net revenue	58,076	47,991
Cost of Revenue:
Subscription and support	13,921	10,391
Professional services and other	4,236	3,594
Total cost of revenue	18,157	13,985
Gross profit	39,919	34,006
Operating expenses:
Sales and marketing	27,925	23,188
Research and development	18,939	14,660
General and administrative	12,514	8,291
Total operating expenses	59,378	46,139
Loss from operations	(19,459)	(12,133)
Other income (expense):
Interest income	649	238
Interest expense	(5)	(9)
Other income (expense), net	(80)	175
Total other income, net	564	404
Loss before income taxes	(18,895)	(11,729)
Income tax expense (benefit)	2,753	(139)
Net loss	$(16,142)	$(11,868)
Net loss per common share, basic and diluted	$(0.45)	$(0.37)
Weighted average shares used to compute net loss per share, basic and diluted	35,729	32,370

INSTRUCTURE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
	Three Months Ended March 31,
	2019	2018
	(unaudited)	(unaudited)
Operating Activities:
Net loss	$(16,142)	$(11,868)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of property and equipment	2,320	2,013
Amortization of intangible assets	1,208	763
Amortization of deferred financing costs	5	7
Change in fair value of mark-to-market liabilities	—	(122)
Stock-based compensation	13,938	4,744
Other	(219)	65
Changes in assets and liabilities:
Accounts receivable, net	9,106	8,720
Prepaid expenses and other assets	(19,927)	2,623
Deferred commissions	(538)	212
Right-of-use assets	1,145	—
Accounts payable and accrued liabilities	3,126	2,068
Deferred revenue	(29,763)	(22,555)
Lease liabilities	(1,234)	—
Deferred rent	—	1,372
Other liabilities	786	(389)
Net cash used in operating activities	(36,189)	(12,347)
Investing Activities:
Purchases of property and equipment	(2,336)	(4,847)
Proceeds from sale of property and equipment	24	26
Purchases of marketable securities	(15,394)	—
Maturities of marketable securities	32,500	5,700
Business acquisition, net of cash received	(24,829)	—
Net cash provided by (used in) investing activities	(10,035)	879
Financing Activities:
Proceeds from common stock offerings, net of offering costs	—	109,803
Proceeds from issuance of common stock from employee equity plans	1,518	2,832
Shares repurchased for tax withholdings on vesting of restricted stock	(275)	(127)
Net cash provided by financing activities	1,243	112,508
Net increase (decrease) in cash	(44,981)	101,040
Cash, beginning of period	94,320	35,693
Cash, end of period	$49,339	$136,733

INSTRUCTURE, INC.
RECONCILIATION OF NON-GAAP GROSS MARGIN
(in thousands, except percentages)
(unaudited)
	Three Months Ended March 31,
	2019	2018
GAAP gross profit	$39,919	$34,006
Stock-based compensation	1,004	422
Amortization of acquisition related intangibles	555	342
Non-GAAP gross margin	$41,478	$34,770

GAAP gross margin %	68.7%	70.9%
Non-GAAP gross margin %	71.4%	72.5%

INSTRUCTURE, INC.
RECONCILIATION OF NON-GAAP OPERATING LOSS
(in thousands, except percentages)
(unaudited)
	Three Months Ended March 31,
	2019	2018
Loss from operations	$(19,459)	$(12,133)
Stock-based compensation	13,938	4,744
Amortization of acquisition related intangibles	1,137	692
Change in fair value of contingent liability	(20)	(389)
Non-GAAP operating loss	$(4,404)	$(7,086)

GAAP operating margin	-33.5%	-25.3%
Non-GAAP operating margin	-7.6%	-14.8%

INSTRUCTURE, INC.
RECONCILIATION OF NON-GAAP NET LOSS
(in thousands, except per share data)
(unaudited)
	Three Months Ended March 31,
	2019	2018
Net loss	$(16,142)	$(11,868)
Stock-based compensation	13,938	4,744
Amortization of acquisition related intangibles	1,137	692
Change in fair value of mark-to-market liabilities	—	(122)
Change in fair value of contingent liability	(20)	(389)
Deferred income tax benefit from business combination	(2,992)	—
Non-GAAP net loss	$(4,079)	$(6,943)
Non-GAAP net loss per common share, basic and diluted	$(0.11)	$(0.21)
Weighted average common shares used in computing basic and diluted net loss per common share	35,729	32,370

INSTRUCTURE, INC.
RECONCILIATION OF FREE CASH FLOW
(in thousands)
(unaudited)
	Three Months Ended March 31,
	2019	2018
Net cash used in operating activities	$(36,189)	$(12,347)
Purchases of property and equipment and intangible assets	(2,336)	(4,847)
Proceeds from sale of property and equipment	24	26
Free cash flow	$(38,501)	$(17,168)

INSTRUCTURE, INC.
RECONCILIATION OF 12-MONTH BILLINGS
(in thousands)
(unaudited)
	Trailing Twelve Months Ended March 31,
	2019	2018
Total net revenue	$219,628	$174,492

Total deferred revenue
Beginning balance	79,107	56,362
Ending balance	92,442	79,107
Net change in current deferred revenue	13,335	22,745

Total 12-month billings	$232,963	$197,237

INSTRUCTURE, INC.
RECONCILIATION OF NON-GAAP OPERATING EXPENSES
Three Months Ended March 31, 2019
(in thousands)
(unaudited)
	GAAP	Stock-based Compensation Expense	Amortization of acquired intangibles	Change in fair value of contingent earn-out liability	NON-GAAP
Operating expenses:
Sales and marketing	$27,925	(3,707)	(582)	—	$23,636
Research and development	18,939	(4,770)	—	—	14,169
General and administrative	12,514	(4,457)	—	20	8,077
Total operating expenses	$59,378	(12,934)	(582)	20	$45,882

INSTRUCTURE, INC.
RECONCILIATION OF NON-GAAP OPERATING EXPENSES
Three Months Ended March 31, 2018
(in thousands)
(unaudited)
	GAAP	Stock-based Compensation Expense	Amortization of acquired intangibles	Change in fair value of contingent earn-out liability	NON-GAAP
Operating expenses:
Sales and marketing	$23,188	(1,348)	(350)	—	$21,490
Research and development	14,660	(1,894)	—	—	12,766
General and administrative	8,291	(1,080)	—	389	7,600
Total operating expenses	$46,139	(4,322)	(350)	389	$41,856

INSTRUCTURE, INC.
RECONCILIATION OF NON-GAAP NET LOSS GUIDANCE
(in thousands)
(unaudited)
	Three Months Ending June 30,		Full Year Ending December 31,
	2019	2019	2019	2019
	LOW	HIGH	LOW	HIGH
Net loss	$(25,000)	$(24,400)	$(89,050)	$(85,550)
Stock-based compensation	14,900	14,900	59,000	59,000
Reversal of payroll tax expense on secondary stock purchase transactions	(1,330)	(1,330)	(1,330)	(1,330)
Amortization of acquisition related intangibles	3,030	3,030	10,200	10,200
Change in fair value of contingent liability	—	—	(20)	(20)
Deferred income tax benefit from business combination	(800)	(800)	(3,800)	(3,800)
Non-GAAP net loss	$(9,200)	$(8,600)	$(25,000)	$(21,500)

INSTRUCTURE, INC.
RECONCILIATION OF NON-GAAP NET LOSS PER COMMON SHARE GUIDANCE
(unaudited)
	Three Months Ending June 30,		Full Year Ending December 31,
	2019	2019	2019	2019
	LOW	HIGH	LOW	HIGH
Net loss per common share	$(0.68)	$(0.66)	$(2.42)	$(2.32)
Stock-based compensation	0.41	0.41	1.60	1.60
Reversal of payroll tax expense on secondary stock purchase transactions	(0.04)	(0.04)	(0.04)	(0.04)
Amortization of acquisition related intangibles	0.08	0.08	0.28	0.28
Change in fair value of contingent liability	—	—	(0.00)	(0.00)
Deferred income tax benefit from business combination	(0.02)	(0.02)	(0.10)	(0.10)
Non-GAAP net loss per common share, basic and diluted	$(0.25)	$(0.23)	$(0.68)	$(0.58)
Non-GAAP weighted average common shares used in computing basic and diluted net loss per common share (in thousands)	36,700	36,700	36,800	36,800

Prepared Remarks – Dan Goldsmith, CEO

Thank you everyone for joining us on our Q1 2019 earnings call.

From the classroom to the boardroom, Instructure is helping people grow from the first day of school to the last day of work.

With this mission in mind, we executed well against our goals for the first quarter of 2019. We have had a solid start to the year and continue to make progress on our long term strategy. Our delivery of operational efficiencies across our business also provides us with the opportunity to invest in growth. And, we have continued to expand our global customer base and our Instructure team.  It is exciting to see the level of talent and passion coming into the organization from our new offices and teams in Budapest and from Portfolium and MasteryConnect.  They are a welcome addition and are naturally becoming a part of the Instructure family in the short time they’ve been with us.

I have also had the opportunity to recently meet face-to-face with many students, teachers, administrators, and employers who are our customers.  Additionally, I have met with partners, prospects, and industry experts at events, like the ASU-GSV conference where educators, edtech and investors meet. As I have spoken with these customers and prospects, I’m more convinced than ever that Instructure’s vision is a shared one.

During today’s call, I will discuss our progress advancing the next chapter in our journey, which is built on expanding our impact in education, growing into the employee development market, and supporting the convergence of the academic and professional worlds.

Let me begin by sharing an update on how we’re expanding our impact in education:

At the end of Q1, we acquired long-term partner MasteryConnect, a leader in the educational assessment market. Although the assessment market has existed in K-12 for some time, the industry is moving from the traditional, but less impactful, end-of-year assessments, to a model where assessments are given in the flow of teaching.  The results lead to actionable insights that guide teachers and students at the point of learning and throughout the year.

The combination of Instructure’s Gauge benchmarking tool with MasteryConnect’s innovative assessment solutions, positions Instructure for leadership and growth in this expanding market.

With market leading win-rates and continued expansion of offerings, we are committed to growing revenue and increasing Instructure’s market share across K-12, HIED and international.

In Q1, Canvas continued its track record of success adding many institutions as new customers. Some select highlights include:

Displacing Blackboard with full campus rollouts to more than 70,000 students at Rutgers University and 19,000 students at Florida State College at Jacksonville.

And at Orange County Public Schools in Florida, the 9th largest school district in the U.S., we expanded our relationship to assist them with their 1-on-1 dedicated device initiatives that start in Kindergarten and extend through 12th grade.

On the international front, where expansion remains a priority, we replaced Moodle at several institutions in the UK for a combined total of 40,000 learners, including “Blackpool and The Fylde College,” and at the National Pharmacy Association.

In LATAM, UniFil [Centro Universitário Filadélfia], who previously used Blackboard, has expanded its use of Canvas to 11,000 students.

And the Learning Lab in Singapore, one of the country’s leading K-12 academic and tutorial service providers, has also expanded its use of Canvas to 10,000 students.

On the Bridge side of our business, we continue to grow into the employee development market. We are making headway driving into this new and evolving market category:

Employee development complements, but goes beyond, traditional employee learning. This market category focuses on the individual and enables HR organizations to build effective managers and surface insights around employee engagement.

In our conversations with companies that are looking to invest in employee development, they point to the current market offerings in talent management as being focused on old-school, back-office HR management transactions. These solutions fall short of providing an engaging employee experience that delivers the benefits of employee retention and development.

In fact, our research shows that nearly 80% of employees want to have more meaningful career-centric conversations with their managers. Only 15% felt very confident in their progress toward long-term career vision. And only 2% thought the annual check-in was sufficient.

Bridge addresses these issues by delivering an engaging and integrated employee experience.

We’re pleased by the progress we’re making bringing well-known brands into our Bridge pipeline. We have seen an increase in the average number of products being used by customers across Bridge. And, our ability to compete and win with Bridge continues to improve.

During Q1, we had several key Bridge wins, including:

SAFESpaces365, a provider of comprehensive security solutions, which is using Bridge in an extended enterprise use-case for 240,000 learners.

SoFi, the online lending community, will use Bridge for compliance and training with 1,500 employees.

We were also able to expand our relationship with Dealer FX, a customer experience management provider for automotive dealerships and OEMs, to 7,000 learners.

EDUCAUSE, the largest community of IT professionals in higher ed, is using Bridge for their 10,000 members.

As part of the international expansion of Bridge, the NSW Department of Industry in Australia, which creates conditions for the New South Wales community to prosper, has selected Bridge for training for their 6,000 employees.

Interbrand, the global brand consultancy and publisher of the highly influential Best Global Brands report, selected Bridge for its employees.

And Nederman Holding, a global environmental technology company out of Sweden, chose Bridge for its 1,750 employees.

Getting our strategy and execution right for Bridge has been a high priority for me since joining Instructure.  It is great to see our vision with Bridge increasingly resonating in the market. The reception to the new products we’ll be launching at our June BridgeCon conference has also been positive from our beta participants.  Bridge is an important part of our strategy and we fully expect that it will deliver meaningful financial impact over time.

Expanding our impact on education and growing into the employee development market are important connected pillars of our long-term strategy. We are also supporting the convergence of the academic and professional worlds as they increasingly turn to each other for help and explore the future of work.

As you know, corporations have long hired university-trained talent, bringing new professionals to fuel growth. Most recently, corporations have been turning to university partners to further the education and development of their employees. These forces are creating an unprecedented ecosystem of change that is right in Instructure’s sweet spot and will generate significant opportunity.

Take for example Arizona State University, an important Instructure partner and customer that has been recognized by the industry four years in a row as the #1 most innovative university. It has announced formal partnerships with Starbucks and Uber that focus on employee education and development.

Vivint Smart Home, a Bridge customer, has partnered with Utah State University, a long-standing Canvas customer, on a program to help educate and develop its employees.

And, we are seeing this convergence further as Higher Ed Canvas customers, like the University of Washington, select Bridge as their preferred platform for development of faculty and staff. Separately, Temple University is also using Bridge for HIPAA training and compliance.

In total, we now have more than 70 academic institutions using Bridge today.

We are also excited about the recent addition of Portfolium to our business. Portfolium helps us further expand our partner network, our footprint, and connect learning opportunities for people from their formal education to their career. As students leave the classroom to enter the workforce, Portfolium gives them a digital portfolio to showcase their achievements, projects, and skills to potential employers.

Portfolium supports nearly 5 million students and alumni and 60,000 educators at more than 3,600 K-20 institutions.

The first 8 weeks post-acquisition have delivered solid results and the integration continues to go smoothly. Some of our Portfolium wins include:

Georgetown University School of Medicine, which selected Portfolium for career development, professional identity formation, and learning reflections for their students.

Following a successful deployment at the University of Connecticut’s Honors College, the entire UConn student population of 30,000 will now utilize Portfolium.

And the OESIS Group, an education network connected to the faculty of 600 prestigious K-12 institutions, chose Portfolium for their 5,000 members.

Lastly, I would like to provide more detail on DIG, the code-name for our initiative that will leverage data science, like Machine Learning and AI, to help students understand their progress, stay engaged and on track, as well as give instructors and other academic staff insights to improve teaching and learning.

Our vision for DIG has generated excitement in the market.  Many customers have asked me about it and even shared their excitement for strategic implementation within their schools. We will continue to develop DIG with an eye toward a product that schools can use to improve student and teacher success.

Looking forward, we are excited by the strong prospects for 2019 and beyond. Being highly efficient with our capital, combined with our layered growth approach allows us to expand on our core LMS business and grow into adjacent markets.

We remain focused on executing our strategy, which will sustain our revenue growth, help us achieve profitability, and generate shareholder value. And we will do this with a commitment to creating the best experience for our customers.

I’ll now turn it over to Steve for a closer look at our Q1 financials.

Prepared Remarks – Steve Kaminsky, CFO

We are very pleased with our results for the first quarter and believe it’s a strong start to 2019.  In Q1, we delivered revenue growth of 21% year over year and we continued to bring further operational efficiencies to the business.

Let me provide some additional details on our Q1 financials:

Total revenue grew to $58.1 million, of which subscription revenue was $53.2 million, a 23% increase year over year.  The contribution from our international markets was solid, growing 42% over Q1 of last year.  Our international revenue now represents 21% of Instructure’s total revenue.

And twelve month rolling billings at the end of Q1 was $233 million, up 18% from the first quarter of 2018, also calculated on a rolling twelve month basis.

For the remainder of my commentary, unless otherwise noted, I will discuss non-GAAP results and all EPS numbers are on a per common share basis.

Gross margin in Q1 was 71.4%.  Q1 total operating expense was $45.9 million, and our operating loss was $4.4 million, an improvement of $2.7 million or nearly 720 bps year over year.  This improvement reflects our commitment to operational excellence, as we’ve discussed for several quarters.  Our focus in this area, also provides the opportunity to reinvest in the business.

GAAP net loss for Q1 was $16.1 million, as compared to $11.9 million in the same period a year ago.

Non-GAAP net loss for Q1 was $4.1 million, an improvement of 10 cents per share year over year.

Turning to the balance sheet, we ended the quarter with $91.2 million in cash, cash equivalents and marketable securities. Our ending cash balance was impacted by two items in the quarter, our acquisition of Portfolium, as well as a pre-payment to AWS for 2019.

Free cash flow for the first quarter of 2019 was negative $38.5 million.

Looking forward, I’m quite pleased that our focus on cash management and operational efficiencies position us well to support our strategic objectives.  Additionally, we remain on track to reach approximately neutral free cash flow for the full year.

Let me end my remarks with a discussion around our expectations for the second quarter and full year 2019.

For the second quarter of 2019, we expect revenue in the range of $61.8 million to $62.4  million, non-GAAP net loss of ($9.2) million to ($8.6) million, and non-GAAP net loss per common share of ($0.25) to ($0.23).

For the full year 2019, we expect revenue in the range of $257 million to $260 million, as compared to our previous guidance of $256 million to $260 million.  We expect non-GAAP net loss of ($25) million to ($21.5) million, as compared to previously stated guidance of ($23.5) million to ($21.5) million, and a non-GAAP net loss per common share of ($0.68) to ($0.58), as compared to previously stated guidance of ($0.65) to ($0.59).

For calculating EPS, we expect our shares to be 36.7 million for the second quarter and 36.8 million for the full year.

Let me provide some additional commentary around our Non-GAAP guidance for Q2 and full year, which reflects the impact of our recent acquisitions of Portfolium and MasteryConnect.   While we raised our full year revenue guidance, we modestly softened the guidance on the bottom line.  With the acquisitions, our gross margin will be slightly lower as compared to last year and for SG&A, the incremental expenses associated with Portfolium and MasteryConnect modestly raises our OPEX profile for the year.  Finally, we have accounted for potential, incremental investments we may choose to make as we better understand opportunities to further grow these newly acquired businesses.

Regarding our GAAP guidance, there has been a meaningful change to our expectations for net loss.  As we mentioned during last quarter’s call, and as is detailed in our recently released proxy, we instituted a change in compensation philosophy to allow employees to receive a portion of their base salary in equity. Much of the expected impact was included in our guidance given last quarter, but In Q1, we saw more employees choosing stock in lieu of cash, so we expect stock based comp to increase as a percentage of revenue going forward.  This increase in participation in our cash for equity compensation program represents further alignment of our employee base with that of our shareholders and we are excited about the enthusiasm for this program.  And of course, the amortization of intangibles and any tax related impact of the acquisitions are also reflected in our GAAP guidance.

In summary, it was a strong quarter. We are very pleased about our MasteryConnect and Portfolium acquisitions and believe we are well-positioned for Q2 and the remainder of the year.